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                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statements of The News Corporation Limited (Form F-4) and of Fox Entertainment Group, Inc. (Form S-4) for the registration of US$150,000,000 of 4.750% senior notes due 2010 and US$350,000,000 of 6.550%
senior notes due 2033 and to the incorporation by reference therein of our report dated September 13, 2002 (except for Note 15 and Note 14, as to which the date is December 23, 2002 and May 9, 2003, respectively), with respect to the financial statements of Stream S.p.A. included in The News Corporation Limited's Report of Foreign Issuer (Form 6-K) dated May 20, 2003, filed with the Securities and Exchange Commission.




                                       /s/ Reconta Ernst & Young S.p.A.

Rome, Italy
August 13, 2003